Exhibit 4.27

NEITHER THIS WARRANT, NOR THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND THIS WARRANT HAS BEEN, AND THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SUCH SALE OR OTHER DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT RELATED THERETO OR AN EXEMPTION FROM SUCH REGISTRATION.

TRAFFIC.COM, INC.

March 16, 2001	100,000 Shares
W-HCI-1	of Common Stock

Warrant for Common Stock

This certifies that Hearst Communications, Inc., whose address is c/o Hearst Interactive Media, 959 Eighth Avenue, Suite 257, New York, New York 10019 (including its permitted transferees, the “Holder”), is entitled to subscribe for and purchase, pursuant to the schedule act forth in Section 2.1 herein, during the period commencing on the date hereof and ending at 5:00 P.M., New York local time, on March 16, 2011, up to One Hundred Thousand (100,000) shares of fully paid and nonassessable common stock, $0.01 par value per share (“Common Stock”), of traffic.com, Inc., a Delaware corporation (the “Company”). The purchase price of each such share shall be the amount set forth in Section 1.5 herein. Except as set forth in Section 7.1, this Warrant shall not be assignable, and shall only be exercisable, by Holder.

1.                                       EXERCISE: PAYMENT

1.1.                              Payment. Subject to the vesting provisions of Section 2 below, the purchase rights under this Warrant may be exercised by Holder, in whole or in part, by the surrender of this Warrant at the principal office of the Company located at Chesterbrook Corporate Center, 851 Duportail Road, Suite 220, Wayne, Pennsylvania 19087, with the warrant exercise form attached hereto duly executed, and by the payment to the Company, by certified, cashier’s or other check acceptable to the Company, of an amount equal to the aggregate Warrant Price (as defined in Section 1.5 below) of the shares being purchased.

1.2.                              Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 1.1, Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to Holder a number of shares of the Company’s Common Stock computed using the following formula:

X =	Y (A-B)
A
Where:

	X =	the number of shares of Common Stock to be issued to Holder;

	Y =	the number of shares of Common Stock purchasable under this Warrant (at the date of such calculation);

A =	the fair market value (as defined below) of one share of the Company’s Common Stock (at the date of such calculation); and

B =	Warrant Price (as adjusted to the date of such calculation).

1.3.                              Fair Market Value. For purposes of this Section 1, the “fair market value” of one share of the Company’s Common Stock shall mean:

1.3.1.                     The average of the closing bid and asked prices of the Common Stock in the over-the-counter market or the closing sale price quoted on any exchange on which the Common Stock is listed as published in The Wall Street Journal for the ten (10) trading days prior to the date of determination of fair market value; or

1.3.2.                     If the Common Stock is not traded in the over-the-counter market or on an exchange, the price per share which the Company could obtain from a willing buyer for shares sold by the Company from authorized but unissued shares as determined by the Company’s Board of Directors.

In the event that Holder disagrees with the determination of the Company’s Board of Directors pursuant to Section 1.3.2 above, Holder shall be entitled to retain, at its expense, a valuation firm to determine the fair market value of the Common Stock, and such determination shall be presented in writing to the Company. If Holder and the Company are unable to agree upon the fair market value of the Common Stock within five (5) business days following the Company’s receipt of such determination, the Company and Holder shall mutually appoint another independent valuation firm to determine me fair market value of the Common Stock. Such determination shall be final and binding upon the Company and Holder, and each of the Company and holder shall be responsible for fifty percent (50%) of the aggregate fees and expenses of such firm.

1.4.                              Stock Certificates. In the event of any exercise of the right to acquire Common Stock granted under this Warrant, certificates for the shares of Common Stock so purchased shall be issued in the name of, or as directed by, the Holder and delivered to Holder, or its designee (subject to Section 7 hereof), within a reasonable time and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the shares with respect to which this Warrant shall not have been exercised shall also be issued to Holder, or its designee, within such time.

1.5.                              Warrant Price. The purchase price for the shares of Common Stock to be issued upon exercise of this Warrant under Section 1.1 herein shall be $11.2676 per share, subject to adjustment as provided in Section 4 herein (the “Warrant Price”).

2.                                       VESTING

This Warrant shall vest and become exercisable in accordance with the provisions of this Section 2.

2.1.                              Performance Schedule. This Warrant shall automatically vest and become exercisable in accordance with the following schedule, based upon the number of days elapsed between (i) the later of (A) the date of the Launch of Company Service (as defined below) in a market and (B) the date of a formal presentation of a proposal to the affiliate station of Holder referenced in the following schedule (or, in the case of Sacramento, CA, either station referenced in the schedule below) for a TV Agreement (as defined below) (the “Market Launch”) and (ii) the execution of a TV Agreement with such affiliate station of Holder with respect to the relevant market (“Execution”). Further, if at any time while this Warrant remains outstanding, Hearst-Argyle Television, Inc., a Delaware corporation, shall make an equity investment in the Company in a minimum amount and within a time period to be agreed upon by the Company and the Holder (the “Hearst-Argyle Investment”), the number of shares issuable under this Warrant shall be increased to 150,000 and the amount of shares vested pursuant to this Warrant shall be as set forth below:

Market	Number of days between Market Launch and Execution	Shares Vested (if Hearst-Argyle Investment NOT made)	Shares Vested (if Hearst-Argyle Investment made)
	<90	25,000	37,500
Pittsburgh, PA	91-120	25,000	37,500
(WTAE)	121-180	25,000	37,500
	>181	25,000	37,500

Boston, MA	<90	30,000	45,000
(WCVB)	91-120	22,500	33,570
	121-180	15,000	22,500
	>181	0	0

Baltimore, MD	<90	20,000	30,000
(WBAL)	91-120	15,000	22,500
	121-180	10,000	15,000
	>181	0	0

	<90	15,000	22,500
Sacramento, CA	91-120	11,250	16,875
(KCRA or KQCA)	121-180	7,500	11,250
	>181	0	0

	<90	10,000	15,000
Orlando, FL	91-120	7,500	11,250
(WESH)	121-180	5,000	7,500
	>181	0	0

2.2.                              For purposes of this Section 2,

2.2.1.                     “Launch of Company Service” shall mean the initial date of provision by the Company of local traffic information in a particular market.

2.2.2.                     “TV Agreement” shall mean a TV Station Traffic Affiliation Agreement on commercial terms.

3.                                       STOCK FULLY PAID: RESERVATION OF SHARES

The Company covenants and agrees that all securities which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof (excluding taxes based on the income of Holder). The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock or other securities as would be required upon the full exercise of the rights represented by this Warrant.

4.                                       ADJUSTMENT

The kind of securities purchasable upon the exercise of this Warrant, the number of shares under this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

4.1.                              Reclassification, Consolidation or Merger. In case of: (i) any reclassification or change of outstanding securities issuable upon exercise of this Warrant; (ii) any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification, change or exchange of outstanding securities issuable upon exercise of this Warrant); or (iii) any sale or transfer to another corporation of all, or substantially all, of the property of the Company, then, and in each such event, the Company or such successor or purchasing corporation, as the case may be, shall execute a new Warrant which will provide that Holder shall have the right to exercise such new Warrant and purchase upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind of securities, money and property receivable upon such reclassification, change, consolidation, merger, sale or transfer by a holder of Common Stock issuable upon exercise of this Warrant had this Warrant been considered exercised immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 4 and the provisions of this Section 4 and the provisions of this Section 4.1 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers.

4.2.                              Subdivisions or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexercised, in whole or in part, (i) shall divide its Common

Stock, the Warrant Price shall be proportionately reduced and the number of shares issuable under this Warrant shall be proportionately increased; or (ii) shall combine shares of its Common Stock, the Warrant Price shall be proportionately increased and the number of shares issuable under this Warrant shall be proportionately reduced.

4.3.                              Stock Dividends. If the Company, at any time while this Warrant is outstanding and unexpired, shall pay a dividend payable in, or make any other distribution to holders of, its capital stock (except any distribution described in Sections 4.1 and 4.2 hereof), then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such additional stock of the Company which such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 4.

4.4.                              Additional Stations. If the Company, at any time while this Warrant is outstanding and unexpired, shall enter into a TV Agreement with any television station owned and/or operated by Holder or any of its affiliates other than those listed in Section 2 (which shall be governed by the terms of Section 2), then the number of shares issuable under this Warrant shall be increased for each such additional station as follows:

4.4.1.                     Subject to vesting of shares set forth in Section 4.4.2, the Warrant shall be exercisable for that number of additional shares of Common Stock for such affiliate station at the Warrant Price as follows:

Designated Market Area (DMA) of Affiliate Station	Number of Additional Shares
1-10	25,000
11-25	15,000
26 and Greater	10,000

4.4.2.                     Any additional shares issued under this Warrant pursuant to Section 4.4.1 shall automatically vest and become exercisable in accordance with the following schedule, based upon the number of days elapsed between Market Launch and Execution with respect to the relevant market:

Number of days between Market Launch and Execution	Shares Vested
<90	100%
91-120	75%

Number of days between Market Launch and Execution	Shares Vested
121-180	50%
>181	0%

4.5.                              Time of Adjustments. All adjustments, unless otherwise specified herein, shall be effective as of the earlier of:

4.5.1.                     The date of issuance of the security causing the adjustment;

4.5.2.                     The effective date of a division or combination of shares; or

4.5.3.                     The earliest record date of any action of holders of any class of the Company’s capital stock taken for the purpose of dividing or combining shares or entitling stockholders to receive a distribution or dividends payable in the Company’s capital stock.

4.5.4.                     The date of execution of a TV Agreement with respect to additional shares of Common Stock pursuant to Section 4.4.1.

4.6.                              Notice of Adjustments. In each case of an adjustment, the Company, at its expense, shall cause the Chief Financial Officer (or other such similar officer) of the Company to compute such adjustments and prepare a certificate setting forth such adjustments and showing in detail the facts upon which such adjustment is based. The Company shall promptly mail a copy of each such certificate to Holder pursuant to Section 14 hereof.

5.                                       FRACTIONAL SHARES

No fractional share of Common Stock will be issued in connection with any exercise hereof, but in lieu of a fractional share upon complete exercise hereof, Holder may purchase a whole share at the then effective Warrant Price.

6.                                       STOCKHOLDER RIGHTS

Holder shall not, solely by virtue hereof, be entitled to any rights of a stockholder of the Company. Holder shall have all rights of a stockholder with respect to securities purchased upon exercise hereof at the time the Warrant Price for such securities is delivered pursuant to Section I hereof and this Warrant is surrendered. Holder hereby agrees that, in connection with any exercise of this Warrant, Holder shall become a party to that certain Second Amended and Restated Stockholders’ Agreement, dated as of November 17, 2000 (or similar successor agreement), by and among the Company and certain of its stockholders, (the “Stockholders’ Agreement”), such that for the purposes thereof, Holder shall be deemed to be an “Existing Investor” but only to the extent the Stockholders’ Agreement relates to the securities obtained from the exercise of this Warrant and Holder shall execute and deliver all documents necessary to effect the foregoing.

7.                                       RESTRICTIONS ON TRANSFER

7.1.                              Transfer of Warrant. This Warrant shall not be transferable by Holder, except (i) to an Affiliate or (ii) with the prior written consent of the Company (which consent shall not be unreasonably withheld); provided, that, in each such case, the transferee executes a written agreement to be bound by the provisions of this Section 7.1. For purposes of this Warrant, “Affiliate” shall mean, with respect to any person or entity, a person or entity that directly or indirectly, through, one or more intermediaries, controls, is controlled by or is under common control with the first mentioned person or entity; a person or entity shall be deemed to control another person or entity if such first person or entity possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second person or entity, whether through the ownership of voting securities, by contract or otherwise.

7.2.                              Securities Laws Restrictions. Holder, by acceptance hereof, agrees that, absent an effective registration statement under the Securities Act of 1933, as amended, covering the Warrant or the disposition of Common Stock issued or issuable upon exercise hereof, Holder will not sell or transfer any or all of such Common Stock, without first providing the Company with an opinion of counsel reasonably acceptable to the Company and its counsel to the effect that such sale or transfer will be exempt from the registration requirements of the Securities Act of 1933, as amended, and Holder consents to the Company making a notation on its records in order to implement such restriction on transferability.

7.3.                              “Market Stand-Off” Agreement. Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Securities Act of 1933, as amended, Holder shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees or Affiliates who agree to be similarly bound) any securities of the Company received by Holder pursuant to this Warrant except Common Stock included in such registration; provided, however, that such agreement shall be applicable for a period of 180 days following consummation of the Company’s initial public offering and for such reasonable amount of time prior to such consummation as the underwriters may request, and for a period of 90 days following consummation of any subsequent public offering.

In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the shares of Common Stock issuable upon exercise of this Warrant until the end of such period. Notwithstanding the foregoing, the obligations described in this Section 7.3 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Securities and Exchange Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

8.                                       LOSS OR MUTILATION

Upon receipt by the Company of evidence satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, this Warrant and (in the case of loss, theft or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant.

9.                                       GOVERNING LAW

The internal laws of the State of Delaware (irrespective of its choice of law principles) shall govern the validity of this Warrant, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

10.                                 BINDING UPON SUCCESSORS AND ASSIGNS

Subject to, and unless otherwise provided in, this Warrant, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

11.                                 SEVERABILITY

If any provision of this Warrant, or the application hereof, shall for any reason and to any extent, be invalid or unenforceable, the remainder of this Warrant and application of such provisions to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provisions of this Warrant with valid or enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

12.                                 AMENDMENT

This Warrant may be amended only with the written consent of the Company and Holder.

13.                                 NO WAIVER

The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

14.                                 NOTICES

Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Warrant, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed. United States certified mail, postage prepaid, return receipt requested, addressed as follows:

Company:	Address set forth in Section 1.1 hereof Attn: Chief Financial Officer

Holder:	Address as set forth in the first paragraph hereof Attn: Kenneth A. Bronfin

Such communications shall be effective when they are received by the addresses thereof; but if sent by certified mail in the manner set forth above, they shall be effective five (5) days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

15.                                 CONSTRUCTION OF AGREEMENT

A reference in this Warrant to any Section shall include a reference to every Section the number of which begins with the number of the Section to which reference is specifically made. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Warrant which shall be considered as a whole.

16.                                 NO ENDORSEMENT

Holder understands that no federal or state securities administrator has made any finding or determination relating to the fairness of investment in the Company or purchase of the Common Stock hereunder and that no federal or state securities administrator has recommended or endorsed the offering of securities by the Company hereunder.

17.                                 PRONOUNS

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

18.                               FURTHER ASSISTANCE

Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Warrant.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed by their respective officers, hereunto duly authorized, as of the date first written above.

TRAFFIC.COM, INC.

		By:	/s/ John G. Cooper
		Name:	JOHN G. COOPER
		Title:	CFO

Acknowledged and Agreed to by:

HEARST COMMUNICATIONS, INC.

By:	/s/ Kenneth A. Bronfin
Name:	Kenneth Bronfin
Title:	SVP

FORM OF WARRANT EXERCISE

(To be signed only on exercise of Warrant)

TO

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder,            shares of Common Stock of traffic.com, Inc., a Delaware corporation, and:

herewith makes payment of $                therefor, or

exercises this Warrant pursuant to the Net Issue Exercise provisions as provided for in Section 1.2 of this Warrant.

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to,                   , whose address is                                        .

Dated:
(Signature must conform to name of holder as specified on the face of the Warrant)

(Address)

Tax Identification Number: